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EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

BANK OF HAWAII CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED December 13, 2002

Commission File Number 1-6887

FOR IMMEDIATE RELEASE

Bank of Hawaii Corporation Board of Directors
Approves $230 Million for Repurchase of Common Stock

        HONOLULU, HI (December 13, 2002)—Bank of Hawaii Corporation (NYSE:BOH) announced today that its Board of Directors has authorized the repurchase of up to an additional $230 million of its common stock. This authorization, combined with the Company's previously announced authorizations of $570 million, brings the total repurchase amount to $800 million. The total of these repurchase authorizations is consistent with the company's Strategic Plan announced in April 2001. The funds available for repurchase represent proceeds from divested businesses and managed asset reductions that improved the Company's credit profile and reduced the amount of required capital.

        To date, the Company has repurchased a total of 19.9 million shares under its previously announced share repurchase authorizations at an average share price of $26.15 for a total of $519 million. The remaining repurchase authority for the Company is now approximately $281 million in common stock.

        Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific. The company's principal subsidiary, Bank of Hawaii, was founded in 1897.

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  EXHIBIT 99.1